Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act.

                                                                  Exhibit 10.37


                        DEVELOPMENT AND LICENSE AGREEMENT



     THIS DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is made as of the 28th day of February, 1997 (the "Effective Date") by and between SIBIA NEUROSCIENCES, INC. a Delaware corporation with offices at 505 Coast Boulevard South, Suite 300, La Jolla, California 92037-4641 ("SIBIA"), and MEIJI SEIKA KAISHA, LTD. a corporation organized under the laws of Japan with offices at 4-16, Kyobashi 2-chome, Chuo-ku, Tokyo, 104, Japan ("MEIJI").

                                    RECITALS

     WHEREAS, SIBIA possesses substantial scientific and technical proprietary technology and resources relating to the discovery of drug candidates; and

     WHEREAS, SIBIA has identified and sought patent protection on a compound designated SIB-1765F/1508Y and is preparing such compound for the treatment of Parkinson's disease and other Central Nervous System Disorders (defined below); and

     WHEREAS, MEIJI possesses substantial expertise and resources relating to the clinical development and the distribution, marketing and sale of drugs for the treatment of human diseases in the Territory (defined below); and

     WHEREAS, the parties desire to establish a collaborative relationship to develop and market the Licensed Product (defined below) for the treatment of Parkinson's disease and other Central Nervous System Disorders in the Territory, with MEIJI taking responsibility and assuming the majority of the financial risk of such development and marketing effort and SIBIA granting an exclusive license to market the Licensed Product in the Territory;

     NOW, THEREFORE, in consideration of the promises and covenants set forth below, the parties hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE 1

                                   DEFINITIONS

     As used herein, the following terms shall have the following meanings and the singular shall include the plural and vice versa:

     1.1 "AFFILIATE" shall mean any entity that directly or indirectly Owns, is Owned by or is under common Ownership with, a party to this Agreement, where "Own" or "Ownership" [*]


                                       1.

* CONFIDENTIAL TREATMENT REQUESTED
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     1.2  "BACKUP COMPOUND" shall mean the receptor subtype-selective nicotinic agonist other than SIB-1765F/1508Y identified or developed by SIBIA, whether or not covered by the Licensed Patents (defined below) which is jointly selected by MEIJI and SIBIA in the manner contemplated by Section 2.3.4 and [*] (ii) in the case of the Backup Compound not covered by the Licensed Patents, is being pursued by SIBIA for the primary indication of Parkinson's disease.

     1.3 "CNS DISORDER" (or, the "Central Nervous System Disorder") shall mean any neurodegenerative, neurological or behavioral disorders of humans.

     1.4 "CONFIDENTIAL INFORMATION" shall mean any proprietary information, data, and any other information relating to: (i) any SIBIA Data, MEIJI Data and Licensed Technology (individually defined below), research project, work in process, future development, scientific engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form, or (ii) any of SIBIA's licensors' technology, know-how, improvements, patents or biological materials or other proprietary information which SIBIA is authorized to disclose. The Confidential Information shall also include any Licensed Product transferred from SIBIA to MEIJI during this Agreement for use hereunder.

     1.5 "FIRST COMMERCIAL SALE" shall mean the first sale for use or consumption by the general public of the Licensed Product in each country in the Territory after all required Government Approvals (defined below) have been granted.

     1.6 "GMP" shall mean the current Good Manufacturing Practice regulations promulgated by the Food and Drug Administration in the United States (the "FDA") or its equivalent in the Territory.

     1.7 "GOVERNMENT APPROVALS" shall mean any approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, ministry, department, bureau or other government entity necessary for the development, use, manufacturing, marketing, sale or distribution of the Licensed Product.

     1.8 "IND" (or, the "Investigational New Drug Application") shall mean an application to the FDA to commence human clinical testing of a drug, or its equivalent in the Territory.

     1.9 "LICENSED FIELD" means the pharmaceutical use in humans for the treatment of Parkinson's disease and any other CNS Disorder.

     1.10 "LICENSED KNOW-HOW" shall mean all know-how, trade secrets, inventions, data, technology and other information now owned or licensed (with the right to sublicense) by or on

                                       2.

* CONFIDENTIAL TREATMENT REQUESTED
behalf of SIBIA or any of its Affiliates or hereafter acquired or licensed (with the right to sublicense) by or on behalf of SIBIA or any of its Affiliates during the term of this Agreement, which are necessary or useful to the formulation, development, manufacture or sale of the Licensed Product. Licensed Know-How shall include information on the manufacture of the bulk Licensed Product only to the extent such information is reasonably required to fulfill the purpose of this Agreement, including the Regulatory Filings (as defined in Section 2.4.2) and the Government Approvals.

     1.11 "LICENSED PATENTS" shall mean all patents (including inventor's certificates) which have issued as of the Effective Date or which issue at any time from applications pending as of the Effective Date or subsequently filed worldwide, now owned or licensed (with the right to sublicense) and which are set forth in Schedule 1, or hereafter acquired or licensed (with the right to sublicense) during the term of this Agreement, by or on behalf of SIBIA or any of its Affiliates, and which are necessary, useful and related to the development or the sale of the Licensed Product. Schedule 1 may be amended from time to time to reflect the current patent estate.

     1.12 "LICENSED TECHNOLOGY" shall mean the Licensed Patents and Licensed Know-How.

     1.13 "LICENSED PRODUCT" shall mean any form, salt or dosage of a compound developed from or containing the receptor subtype-selective nicotinic agonist SIB-1765F/1508Y (SIB-1508Y is the active enantiomer of the racemate, SIB-1765F) or the Backup Compound selected pursuant to Section 2.3.4.

     1.14 "MEIJI DATA" shall mean all data arising out of all non-clinical and clinical development activities conducted by or on behalf of MEIJI, its Affiliates or sublicensees, or disclosed to MEIJI by its licensors and other collaborators, that are necessary to obtain the Government Approvals from the FDA and its equivalents in the Territory for marketing of the Licensed Product, including without limitation, clinical data, pharmacokinetic and pharmacological test data, analytical data, stability and integrity data, formulation data, quality control data, and safety and efficacy data, all to the extent MEIJI has the right to disclose and/or license the use of such information to SIBIA.

     1.15 "NDA" (or the "New Drug Application") shall mean an application and all supplements filed pursuant to the requirements of the FDA or its equivalents in the Territory to commence commercial sale of a drug, including all documents, data and other information concerning the Licensed Product which are necessary for the Government Approval from the FDA or its equivalents in the applicable Territory.

     1.16 "NET SALES" shall mean the actual gross invoice price of the Licensed Product sold by MEIJI, its Affiliates or sublicensees to unrelated third parties (wholesalers, physicians or patients as the case may be) less, to the extent included therein, the total of (i) ordinary and customary trade discounts and rebates (although samples are not exempted), (ii) sales and excise taxes, and other similar taxes, customs, duty and compulsory payments to governmental

                                       3.

authorities (other than income taxes) actually paid or deducted and related to the sale, (iii) credits given to customers for rejects or returns of the Licensed Product and (iv) [*] of such gross invoice price to cover transportation and insurance charges incurred in shipping of the Licensed Product, all as determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied.

     1.17 "PIVOTAL TRIAL" shall mean that portion of the clinical development program that provides for expanded controlled human clinical trials, performed after a dose-ranging study has been completed and preliminary evidence suggesting effectiveness of the Licensed Product has been obtained, which is intended to gather the additional information about the effectiveness and safety necessary to evaluate the overall benefit-risk relationship of the Licensed Product and provide an adequate basis for physician labeling, involving either a placebo control, a double blind format or a competing drug, all in accordance with the appropriate governmental and institutional regulatory requirements.

     1.18 "SIBIA DATA" shall mean all data arising out of all non-clinical and clinical development activities conducted by or on behalf of SIBIA, its Affiliates or licensees, or disclosed to SIBIA by its licensors and other collaborators, that are necessary to obtain the Government Approvals from the FDA and its equivalent in the Territory for marketing of the Licensed Product, including without limitation, clinical data, pharmacokinetic and pharmacological test data, analytical data, stability and integrity data, formulation data, quality control data, and safety and efficacy data, all to the extent SIBIA has the right to disclose and/or license the use of such information to MEIJI.

     1.19 "TERRITORY" shall mean the countries set forth in Schedule 2.

                                    ARTICLE 2

                        DEVELOPMENT, GOVERNMENT APPROVALS

     2.1  SCOPE.

          2.1.1 PRELIMINARY TESTS. Promptly upon execution of the Agreement, SIBIA will arrange at MEIJI's sole expense to have a third party contractor, to be selected by SIBIA and approved by MEIJI, [*] in accordance with mutually agreed protocols thereof. In the event that a [*]. MEIJI may, at its discretion, terminate this Agreement. [*]

                                       4.

* CONFIDENTIAL TREATMENT REQUESTED

          2.1.2 COOPERATIVE DEVELOPMENT PROGRAM. SIBIA and MEIJI will conduct a cooperative development program for the Licensed Product with the objective of obtaining the Government Approval for the Licensed Product in the Licensed Field in the Territory in a timely manner, as set forth in this Agreement. It is understood and agreed that Parkinson's disease is the initial and primary target for the development of the Licensed Product in the Licensed Field in the Territory.

     2.2  STEERING COMMITTEE.

          2.2.1 GENERAL. The non-clinical and clinical development of the Licensed Product in the Territory shall be managed by the Steering Committee (the "Steering Committee") comprised of an equal number of members appointed by each of MEIJI and SIBIA not to exceed three (3) members per party. Either party may appoint substitute or replacement members of the Steering Committee to serve as their representatives, provided that such substitution or replacement shall occur no more frequently than once per calendar year. The initial members of the Steering Committee will be appointed by the parties within ten (10) days following the Effective Date. The Steering Committee shall have the responsibility and authority to: (a) prepare, implement and monitor a plan (the "Joint Study Plan") for all studies of the Licensed Product to be conducted jointly, such plan to be prepared within sixty (60) days of the Effective Date of this Agreement; (b) assign tasks and responsibilities in connection with such studies to each party as appropriate in the context of this Agreement; (c) obtain protocols for specific studies from the party to whom they were assigned for approval by the Steering Committee; and (d) review and modify the Joint Study Plan, as it shall deem appropriate to achieve the parties' objectives under this Agreement. The Joint Study Plan will be prepared by the Steering Committee both in English and Japanese. In addition, MEIJI shall have the responsibility to prepare and implement a plan (the "Development Plan") for the non-clinical and clinical development of the Licensed Product in the Territory. Such Development Plan shall be approved by SIBIA and reviewed on an ongoing basis by the Steering Committee, with any significant modifications made by MEIJI requiring SIBIA's approval. SIBIA shall not unreasonably withhold its approval for the Development Plan and modifications thereof prepared by MEIJI. The Steering Committee's determination of which modifications are significant shall be determinative. The Development Plan will be prepared by MEIJI within ninety (90) days of the Effective Date both in English and Japanese. [*]

          2.2.2 MEETINGS OF THE STEERING COMMITTEE. The Steering Committee shall meet two (2) to four (4) times per year at locations and times to be determined by the Steering Committee. Each party will bear all travel and related costs for its members to attend Steering Committee meetings.



                                       5.

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

          2.2.3 DECISION-MAKING PROCESS. Each member of the Steering Committee shall have one vote, and decisions by the Steering Committee shall be made by a majority vote. Any disagreement among members of the Steering Committee will be resolved within the Steering Committee based on the efficient achievement of the objectives of this Agreement. Any disagreement which has not been able to be resolved by a majority vote of the Steering Committee shall be referred to the Chief Executive Officers or appropriate representatives (the "CEOs") of SIBIA and MEIJI for resolution under Section 13.10 of this Agreement. It is the intent of the parties to resolve issues through the Steering Committee whenever possible and to refer issues to the CEOs of SIBIA and MEIJI only when resolution through the Steering Committee has not been able to be achieved.

     2.3  DEVELOPMENT OBLIGATIONS.

          2.3.1 DILIGENCE. MEIJI shall work diligently, consistent with accepted business practices and legal requirements, to develop the Licensed Product for the Licensed Field, devoting the same degree of attention and diligence to such development efforts as similar companies devote to development activities for products of comparable market potential. MEIJI agrees to provide scientific, technical, clinical and regulatory personnel, equipment, time and resources to the development of the Licensed Product sufficient to meet its obligations hereunder. Without otherwise limiting the foregoing, MEIJI will use its best efforts to achieve the development milestones (the "Development Milestones") for the development of the Licensed Product in the Territory. Such Development Milestones shall be prepared by MEIJI within ninety (90) days of the Effective Date for SIBIA's approval and attached hereto as Schedule 3. SIBIA shall not unreasonably withhold the approval for the Development Milestones prepared by MEIJI. [*] In the event of changes in the Joint Study Plan, the Development Plan or the regulatory requirements, or other unforeseen circumstances which prevent MEIJI from achieving the Development Milestones as indicated, the parties agree to discuss such changed circumstances and appropriate mechanisms to address them. [*]

               2.3.2 DEVELOPMENT REPORTS.

                                       6.

* CONFIDENTIAL TREATMENT REQUESTED

                    (a) MEIJI shall submit to the Steering Committee detailed protocols for all proposed Development Plan studies undertaken by MEIJI, its Affiliates or sublicensees pursuant to this Agreement in the Territory and advise the Steering Committee of its efforts in finalizing and implementing all protocols. MEIJI shall also submit to the Steering Committee detailed protocols of the Joint Study Plan to be undertaken by MEIJI pursuant to this Agreement. All studies shall be subject to the Steering Committee's approval, such approval to be provided within two (2) weeks of receipt of the protocol and not to be unreasonably withheld. MEIJI shall submit to SIBIA semi-annual summary reports within thirty (30) days of the end of each six (6) month period which describe the progress of non-clinical and clinical efforts and all registration filings. Summary reports shall include, without limitation, a description and statement of purpose of each study in progress; the number of patients which enrolled in, dropped from, or completed the study, as well as any side effect or unexpected data, and the progress in the Development Milestones.

                    (b) Upon completion of each individual study undertaken pursuant to this Agreement, MEIJI will, within three (3) months, submit to SIBIA a final, detailed, study report with respect to such study. MEIJI shall also submit to SIBIA a final clinical program report on all clinical aspects of the development program within six (6) months from the end of the trials conducted pursuant to this Agreement.

                    (c) With respect to all non-clinical studies including the Joint Study Plan studies conducted by or on behalf of SIBIA, its Affiliates or licensees on the Licensed Product and all clinical trials conducted by or on behalf of SIBIA, its Affiliates or licensees on the Licensed Product outside the Territory, except for any manufacturing process research of the bulk Licensed Product. SIBIA also shall submit to MEIJI or the Steering Committee as the case may be, in the same manner as MEIJI is subjected to pursuant to this Section:
(i) detailed protocols, (ii) semi-annual summary reports, (iii) final, detailed, study reports, and (iv) final clinical program reports.

                    (d) MEIJI shall also provide to SIBIA any other reports or information reasonably necessary and in sufficient detail for SIBIA to monitor the progress of the development of the Licensed Product in the Territory, to practice any procedures or reproduce any studies performed by MEIJI and to enable SIBIA to comply with any obligations to which SIBIA may be bound.

     For the purposes of this Section, each final study report and final clinical program report shall mean the complete and comprehensive description of the technical developments and clinical study and subsequent studies of the Licensed Product, accurately reflecting the MEIJI Data or SIBIA Data. The contents and form of these reports shall meet the standard for the FDA submissions and submissions to the appropriate regulatory authority in the Territory. SIBIA and MEIJI each shall have the right to use such reports and data in its development and marketing of the Licensed Product hereunder.

          2.3.3 VISIT OF FACILITIES. Representatives of SIBIA may, upon reasonable request and prior written notice and at mutually agreed upon times and intervals, (i) visit


                                       7.

facilities of MEIJI and its Affiliates and sublicensees where the development of the Licensed Product is being conducted, and (ii) consult informally with personnel of MEIJI, and its Affiliates and sublicensees provided MEIJI representatives are present or MEIJI has otherwise agreed, conducting the development during such visits, by telephone, facsimile transmission or other manner as the parties shall agree.

     2.3.4 BACKUP COMPOUND. [*]

     2.4  REGULATORY MATTERS.

          2.4.1 COMPLIANCE WITH REGULATIONS. MEIJI will conduct its efforts hereunder in compliance with all applicable regulatory requirements, including without limitation, any equivalents in the Territory to the GMP, the Good Clinical Practice and Good Laboratory Practice regulations promulgated by the FDA, and the guidelines of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

          2.4.2 REGULATORY FILINGS. MEIJI shall, at its own expense, prepare, and submit all filings to the regulatory authorities with respect to the Licensed Product in the Territory (the "Regulatory Filings"), and MEIJI shall be responsible for causing such applications to progress through the approval process on a timely basis. SIBIA shall have rights of consultation with MEIJI's personnel responsible for the Regulatory Filings with respect to the preparation and submission of such Regulatory Filings, and SIBIA shall cooperate with MEIJI in such manner as MEIJI may reasonably request to assist in obtaining the Government Approval for the Licensed Product. MEIJI shall, no later than thirty
(30) days prior to filing, deliver to SIBIA English language translations summarizing all Regulatory Filings and correspondence, and shall at SIBIA's request, provide to SIBIA a complete English language translation of any Regulatory Filing or piece of correspondence, at SIBIA's expense.

          2.4.3 REGULATORY DATA. Promptly upon execution of this Agreement, SIBIA shall deliver to MEIJI such SIBIA Data as are necessary to commence non-clinical and clinical development, and periodically thereafter shall provide such additional SIBIA Data as may be generated by or on behalf of SIBIA, its Affiliates or licensees and as are necessary to obtain the


                                       8.

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

Government Approval in the Territory. MEIJI will provide to SIBIA, upon request from SIBIA, such MEIJI Data as are necessary to obtain the Government Approval outside the Territory.

          2.4.4 MAINTENANCE OF RECORDS. SIBIA and MEIJI each shall maintain records with respect to activities conducted in connection with development of the Licensed Product in sufficient detail and in good scientific manner appropriate for the Government Approval purposes in the Territory and as will reflect all studies conducted, results achieved and data obtained by it in the course of the development of the Licensed Product.

          2.4.5 ADVERSE EVENT REPORTING. The parties shall jointly develop standard operating procedures for the investigation and reporting of adverse experiences (the "AE") concerning the Licensed Product in the development and commercial uses thereof, and for exchanging toxicological and other similar reports relevant to the use, indications or safety of the Licensed Product. Each party agrees to report to the other, immediately upon receipt of the information on serious AE and/or any other AE, as may be required by applicable law, or if no applicable law exists which is regarded to be medically significant, and is reported to occur in connection with use of the Licensed Product. Such events must be reported in as much detail as possible, whether or not there is proof of a causal connection between the experience and use of the Licensed Product. Each party agrees to investigate such experience, comply with the reporting requirements of all relevant authorities, undertake follow-up reports, and promptly deliver such written reports to the other party, all in accordance with applicable law in effect at the time the serious AE and/or any other AE occurred.

          2.4.6 FUNDING OF DEVELOPMENT AND CLINICAL PROCESS.

               (a) The parties agree expenses incurred for studies outlined in the Joint Study Plan including the supply of the Licensed Product, shall be shared as follows: [*]

               (b) MEIJI agrees to conduct at its own expense all non-clinical and clinical development work outlined in the Development Plan necessary to obtain all Government Approvals for the commercialization of the Licensed Product in the Territory.

                                    ARTICLE 3

                                 GRANT OF RIGHTS

     3.1 LICENSE. Subject to the terms of this Agreement, SIBIA hereby grants to MEIJI, and MEIJI hereby accepts, an exclusive (even as to SIBIA) right and license, with the right to sublicense, under the Licensed Technology to make, have made, use, market, distribute, offer for sale and sell the Licensed Product in finished form produced from the bulk form supplied by SIBIA in the Licensed Field in the Territory, and to sell the Licensed Product in bulk form supplied by SIBIA in the Territory to make, have made, use, market, distribute, offer for sale, and sell the Licensed Product in finished form produced from the bulk form supplied by SIBIA


                                       9.

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

in the Licensed Field in the Territory. SIBIA shall retain all rights to manufacture the Licensed Product in bulk form.

     3.2 RIGHT TO SUBLICENSE LICENSED PRODUCT. MEIJI's right to sublicense the rights granted to it pursuant to Section 3.1 shall be subject to the following:
(i) MEIJI shall furnish SIBIA with prior written notice of its intent to sublicense and the identity of any such proposed sublicensee, and (ii) SIBIA shall have the right, within sixty (60) days of receipt of such notice, to consult with MEIJI and to consent to the further sublicense of the rights granted MEIJI to such third party, such consent not to be unreasonably withheld.

     3.3  EXCLUSIVITY.

          (a)  [*]

          (b)  [*]

     3.4 NEGOTIATION OF LICENSE TO MANUFACTURE. During the Pivotal Trials or at any time thereafter, either party may propose that SIBIA grant MEIJI an exclusive (even as to SIBIA) license, with the right to sublicense, to manufacture the bulk Licensed Product in the Territory. The parties shall discuss the economic terms of such manufacturing right in good faith. Such license shall be granted only upon the agreement of both parties.

                                    ARTICLE 4

                                    MARKETING

     4.1 MARKETING. MEIJI will use all commercially reasonable and diligent efforts to promote the sale, marketing and distribution of the Licensed Products that have received the applicable Government Approval in any country in the Territory for use in the Licensed Field in such country, consistent with the Marketing Plan (the "Marketing Plan") developed pursuant to Section 4.5 of this Agreement and accepted business practices and devoting the same level of effort thereto as it devotes to its products of comparable market potential.

                                      10.

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

     4.2 DISTRIBUTION DILIGENCE. MEIJI shall use commercially reasonable efforts to promote the distribution of the Licensed Product in the Territory including but not limited to hiring, training and maintaining a sales force dedicated to the marketing and sale of products for CNS Disorders, which shall make sales calls of a quantity and in a manner consistent with accepted business practices. MEIJI shall also provide appropriate periodic educational programs for its sales force and make expenditures consistent with products of comparable market potential.

     4.3 MARKETING SUPPORT. SIBIA and MEIJI each will cooperate in providing to the other commercial information (including but not limited to, copies of promotional items, medical article reprints, medical educational strategies and related materials) regarding the marketing of the Licensed Product worldwide, in accordance with and subject to any obligations of confidentiality on the part of SIBIA to its other marketing partners, if any.

     4.4 FORMULATION, PACKAGING AND LABELING. MEIJI will be responsible for formulating the bulk substance of the Licensed Product into final dosage form and packaging the Licensed Product for sale under this Agreement, including, without limitation, designing and producing all packaging materials and product inserts, all in forms consistent with the requirements of the regulatory authorities in the Territory and which shall be subject to approval by SIBIA prior to first use by MEIJI, such approval not to be unreasonably withheld. Such packaging and labeling shall identify SIBIA as licensor of the Licensed Product.

     4.5 MARKETING PLANS. MEIJI shall prepare and provide to SIBIA during the Pivotal Trials the Marketing Plan for the Territory which includes pre-launch and initial launch marketing activities, such Marketing Plan to be consistent with plans for products of similar market potential with respect to level of effort, resource commitment and activities. The Marketing Plan shall also provide for post-launch marketing activities and strategies. All activities and strategies to be employed in the Territory in connection with the Licensed Product shall be consistent with SIBIA's or its licensees' marketing activities and strategies outside the Territory to the extent applicable, emphasizing similar features and claims. SIBIA may offer non-binding suggestions, recommendations or comments with respect to any marketing activity or strategy planned by MEIJI, its Affiliates or sublicensees of the Licensed Product in the Territory, and the parties will work to ensure that neither party's activities will jeopardize those of the other party. The parties will jointly review and update the Marketing Plan annually. The Marketing Plan shall be prepared both in English and Japanese.

     4.6 REPORTS. Commencing after the First Commercial Sale of the Licensed Product in the Territory, MEIJI shall submit to SIBIA annual reports detailing MEIJI's marketing efforts within sixty (60) days after the last day of each financial year closing the end of March. In addition, MEIJI shall furnish SIBIA with copies of any market research reports relating to the Licensed Product and any competitive product competition which MEIJI commissions or otherwise obtains, which reports shall be submitted to SIBIA promptly after receipt thereof by MEIJI.



                                      11.

     4.7 EXPENSES. All expenses incurred by MEIJI in connection with its obligations under this Article 4 will be borne solely by MEIJI. MEIJI will be responsible for appointing its own employees, agents and representatives, who will be compensated by MEIJI.

     4.8  TRADEMARKS.

          (a) RIGHT TO ADOPT AND USE. SIBIA acknowledges and agrees that MEIJI has the right to adopt, use, and register any acronym, trademark, trade name, service mark or other marketing name (the "Trademark") it so chooses in connection with its distribution, marketing, advertising and sale of the Licensed Product in the Territory, and SIBIA shall have no ownership interest or other right in or to such Trademarks of MEIJI unless otherwise agreed by the parties in writing; provided, however, that MEIJI shall not adopt, use or register as its own any Trademark which is confusingly similar to the Trademark owned by or licensed by SIBIA. MEIJI may use SIBIA's Trademarks related to the Licensed Product on a non-exclusive basis in the Territory only for the duration of this Agreement and solely for display or advertising purposes in connection with selling and distributing the Licensed Product in accordance with this Agreement. MEIJI shall not at any time do or permit any act to be done which may in any way impair the rights of SIBIA in SIBIA's Trademarks.

          (B) QUALITY CONTROL. In order to comply with SIBIA's quality control standards, MEIJI shall: (i) use SIBIA's Trademarks in compliance with all relevant laws and regulations; (ii) accord SIBIA the right to inspect during normal business hours, without prior advance notice, MEIJI's facilities used in connection with efforts to sell the Licensed Product in order to confirm that MEIJI's use of SIBIA's Trademarks is in compliance with this provision; and
(iii) not modify any of the Trademarks of SIBIA in any way and not use any of the Trademarks on or in connection with any goods or services other than the Licensed Product.

     4.9 RESTRICTIONS ON DISTRIBUTORS AND DEALERS. MEIJI shall assure that any of its distributors or dealers (including its Affiliates and non-Affiliates) to whom MEIJI sells the Licensed Product for resale shall not sell the Licensed Product to any customer located outside the Territory or for any use other than use in the Licensed Field.

                                    ARTICLE 5

                           SUPPLY OF LICENSED PRODUCT

     5.1 SUPPLY OF LICENSED PRODUCT FOR DEVELOPMENT. As requested by MEIJI, SIBIA shall supply, at the price as provided for in Section 5.1.5 of this Agreement, to MEIJI, its Affiliates or sublicensees, its requirements of the Licensed Product, in compliance with GMP, necessary for the studies undertaken by MEIJI which are outlined in the Joint Study Plan and the Development Plan. For the purpose of the development of the Licensed Product in the Territory, the Licensed Product to be supplied by SIBIA hereunder shall include, without limitation, the bulk substance, the finished dosage form being developed by SIBIA, the reference standard, and any salt, metabolite, by-product and optical isomer of the Licensed Product.



                                      12.

          5.1.1 FORECASTING SUPPLY FOR DEVELOPMENT. SIBIA agrees to provide MEIJI with such quantities of the Licensed Product on which MEIJI is conducting development work as MEIJI may order pursuant to this Agreement. At least one hundred eighty (180) days prior to commencement of the studies of the Licensed Product in the Territory which are outlined in the Joint Study Plan and the Development Plan, MEIJI will provide SIBIA with a rolling six (6) calendar quarter forecast of its expected requirements for non-clinical and clinical trials of the Licensed Product in the Territory, including quantities and requested delivery dates. MEIJI will update such forecast at the beginning of each calendar quarter thereafter during the development phase. SIBIA shall supply MEIJI's requested quantities of the Licensed Product. Deliveries shall be made at MEIJI's facilities no later than one hundred and eighty (180) days after receipt by SIBIA of MEIJI's firm order for a specified quantity of the Licensed Product. Such orders shall not deviate by more than ten (10) percent from the amount forecasted for such delivery dates in the most recent forecast.

          5.1.2 ORDERS. MEIJI will provide to SIBIA a purchase order for its binding quantity requirements of the Licensed Product concurrent with its first binding forecast, and shall provide subsequent purchase orders each month for the binding forecast quantity not covered by existing purchase orders. Such purchase orders shall be governed by the terms of this Agreement.

          5.1.3 SHIPMENT OF LICENSED PRODUCT FOR DEVELOPMENT. SIBIA shall ship all Licensed Product ordered by MEIJI to a Japanese port designated by MEIJI, with all expenses associated with shipping and delivery to be paid by MEIJI.

          5.1.4 ACCEPTANCE. MEIJI shall inspect, using a mutually agreed upon inspection protocol, all shipments of the Licensed Product supplied by SIBIA for the development use promptly upon receipt and MEIJI may reject any shipment which does not conform to the applicable specifications, documentation and process requirements or which otherwise is deficient with respect to the quantity of material provided or contamination by materials not listed in the specifications (is "Deficient"). Any such notice shall be in writing and shall indicate the reasons for such rejection. In order to reject delivery of a shipment of the Licensed Product, MEIJI shall give written notice to SIBIA of MEIJI's rejection of any delivery within thirty (30) days after receipt of such delivery at MEIJI's facilities. If SIBIA is satisfied that the relevant shipment does not comply with such specifications, documentation and process requirements or is Deficient, MEIJI shall dispose of the noncomplying shipment as SIBIA shall lawfully direct and at SIBIA's sole cost and expense; and SIBIA shall replace the shipment or remedy the deficiency. If SIBIA disputes MEIJI's rejection of such Licensed Product, the parties shall submit such Licensed Product to a third party laboratory for testing. Such laboratory's determination shall be final. The party against whom the third party tester rules shall bear all costs of the third party testing. In the event that the third party tester determines that such Licensed Product failed to meet the applicable specifications, documentation and process requirements or is Deficient, SIBIA shall replace such Licensed Product or remedy the deficiency within ninety (90) days of receiving the third party tester's notice of such determination. If the third party tester rules that the rejected Licensed Product meets such specifications, documentation and process requirements or is not Deficient, MEIJI guarantees to

                                      13.

purchase such Licensed Product at the agreed-upon price. If no such notice of rejection is received, MEIJI shall be deemed to have accepted such delivery thirty (30) days after delivery. Once MEIJI accepts a shipment of the Licensed Product, MEIJI shall have no recourse against SIBIA if such Licensed Product is subsequently deemed unsuitable for use for any reason.

          5.1.5 PRICE AND USE OF LICENSED PRODUCT FOR DEVELOPMENT. MEIJI agrees that it shall pay to SIBIA for the Licensed Product [*] MEIJI agrees to use such Licensed Product only for purposes of pursuing IND and NDA allowance of the Licensed Product and conducting the non-clinical and clinical trials, and that it shall not transfer the Licensed Product supplied for non-clinical or clinical use to a third party without the prior written approval of SIBIA.

     5.2 COMMERCIAL SUPPLY OF LICENSED PRODUCT. SIBIA shall supply MEIJI, its Affiliates and sublicensees, its commercial requirements of bulk Licensed Product pursuant to a separate supply agreement (the "Supply Agreement") to be negotiated between the parties in good faith promptly after submission of an NDA for the Licensed Product in any country in the Territory. Such Supply Agreement shall be consistent with the applicable terms and conditions of this Agreement (including without limitation Articles 9, 11 and 12 of this Agreement) and will contain such other commercially reasonable terms and conditions as are necessary and appropriate for such Supply Agreement and will comply with all applicable laws and regulations in the Territory as are otherwise agreed to by the parties, provided, however, that with particular regard to the transfer price of bulk Licensed Product, it is agreed upon between the parties that SIBIA shall supply the bulk Licensed Product to MEIJI [*]. MEIJI's purchase obligation pursuant to this Section shall expire on a country-by-country basis concurrently with the later of the fifteenth anniversary of the First Commercial Sale of the Licensed Product in such country in the Territory or the expiration of the last to expire of the Licensed Patents utilized by the Licensed Product in such country in the Territory where such Licensed Patents have been issued, or the fifteenth anniversary of the First Commercial Sale of the Licensed Product in such country in the Territory where any Licensed Patents utilized by such Licensed Product have not been issued.

                                    ARTICLE 6

                             MILESTONES; ROYALTIES.

     6.1 TECHNOLOGY ACCESS FEE. In consideration for the rights granted to MEIJI by SIBIA in this Agreement, MEIJI will pay to SIBIA the non-refundable (except in accord with Sections 2.1.1, 2.2.1 and 2.3.1) amount of Three Million Dollars ($3,000,000) in United States currency within ten (10) days after the execution of this Agreement.

     6.2 MILESTONES. MEIJI will pay to SIBIA the following non-refundable amounts within thirty (30) days after the occurrence of the following specified events:

                                      14.

* CONFIDENTIAL TREATMENT REQUESTED

          6.2.1 [*]

          6.2.2 [*]

     6.3 ROYALTIES. MEIJI shall pay to SIBIA a royalty equal to [*] MEIJI's royalty obligation pursuant to this Section shall expire on a country-by-country basis concurrently with the later of the fifteenth anniversary of the First Commercial Sale of the Licensed Product in such country in the Territory or the expiration of the last to expire of the Licensed Patents utilized by the Licensed Product in such country in the Territory where such Licensed Patents have been issued, or the fifteenth anniversary of the First Commercial Sale of the Licensed Product in such country in the Territory where any Licensed Patents utilized by such Licensed Product have not been issued.

                                    ARTICLE 7

                       PAYMENT PROCEDURES; RECORDS; AUDITS

     7.1 PAYMENT AND REPORTS. Royalty payments due under this Agreement shall accrue on a calendar quarter basis and MEIJI shall pay to SIBIA all such royalty payments due under this Agreement within sixty (60) days of the end of each calendar quarter. Each payment of royalties shall be accompanied by a report summarizing the Net Sales of the Licensed Product made and the royalty payment due thereon, including a description of any offsets or credits deducted, in sufficient detail to permit confirmation of the accuracy of the royalty payment made.

     7.2 EXCHANGE RATE: MANNER AND PLACE OF PAYMENT. All amounts paid hereunder shall be paid in United States currency. Exchange conversion of foreign payments into U.S. Dollars shall be made as necessary at the rate of exchange quoted at the Ginza-Douri branch of the Tokyo-Mitsubishi Bank, on the fourth banking day preceding the end of the applicable royalty period or, for payments other than royalty payments, on the fourth banking day preceding the date of payment. All payments owed under this Agreement shall be made by wire transfer at a bank and to an account designated by SIBIA, unless otherwise specified by SIBIA.



                                      15.

* CONFIDENTIAL TREATMENT REQUESTED

     7.3 LATE PAYMENTS. In the event that any payment, including payments due in connection with development projects, technology access fee, milestone payments and royalties, due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of [*] per month; provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit any party from exercising any other rights it may have as a consequence of the lateness of the payment.

     7.4 RECORDS. During the term of this Agreement, MEIJI shall keep full and accurate books and records setting forth, for the Licensed Product on which royalties are due, gross sales, all deductions allowed in arriving at the Net Sales and any other information necessary and in sufficient detail to allow the calculation of royalties to be paid by MEIJI. During the term of this Agreement and for a period of three (3) years thereafter, MEIJI shall permit SIBIA, at SIBIA's expense, to have independent certified public accountants employed by SIBIA and reasonably acceptable to MEIJI, examine relevant books and records at any reasonable time, not more often than once each calendar year, within five
(5) years of the payment of such royalties. If it is determined that there was an underpayment of royalties due SIBIA of [*] or more, without prejudice to any other rights SIBIA may have, MEIJI shall promptly pay to SIBIA the balance of the royalties due and shall also reimburse SIBIA for the cost of such verification examination.

     7.5 TAX AND WITHHOLDINGS. With respect to technology access fee, milestone payments and royalties owed to SIBIA under this Agreement, any withholding taxes levied in Japan shall be for the account of SIBIA, and MEIJI agrees to provide SIBIA with a certificate from the Japanese tax authorities regarding such withholding taxes.

                                    ARTICLE 8

                                 CONFIDENTIALITY

     8.1 CONFIDENTIALITY. During the term of this Agreement, and for five (5) years thereafter, each party hereto will maintain in confidence all Confidential Information disclosed by the other party hereto, including without limitation the Confidential Information disclosed to MEIJI pursuant to MEIJI's information rights under Articles 2 and 3 of this Agreement. Neither party will use, disclose, transfer or grant use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party will obtain prior written agreement from its employees, agents, consultants or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect its own trade secrets, proprietary information or materials to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of such Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.



                                      16.

* CONFIDENTIAL TREATMENT REQUESTED

     8.2 EXCEPTIONS. The Confidential Information shall not include any information which:

          8.2.1 was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party as evidenced by written records;

          8.2.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other party;

          8.2.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

          8.2.4 was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the other party not to disclose such information to others as evidenced by written records; or

          8.2.5 is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted.

     8.3 AUTHORIZED DISCLOSURE. Each party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations, provided that if such party is required to make any such disclosure of the Confidential Information it will to the extent practicable give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed. MEIJI may disclose (subject to the confidentiality restrictions contained herein) the Confidential Information to third party contractors, investigators and regulatory authorities, to the extent necessary to perform its obligations under this Agreement, provided that MEIJI has instructed such third parties (other than regulatory authorities) to hold such Confidential Information strictly confidential.

     8.4 Agreement Confidential. The parties agree that the contents of this Agreement shall constitute a part of the Confidential Information, and as such, will not be disclosed by either party without the prior written consent of the other, except as required by law or prior contractual obligation.

                                    ARTICLE 9

                     INTELLECTUAL PROPERTY; PATENT EXPENSES

     9.1 OWNERSHIP OF INTELLECTUAL PROPERTY. SIBIA shall retain all of its rights, title and interest in and to all Licensed Technology, SIBIA Data, copyrights, trademarks, trade name, and

                                      17.

all other industrial and intellectual property licensed to MEIJI under this Agreement. Except as otherwise expressly provided in this Agreement, MEIJI has no right, title or interest in any industrial or intellectual property relating to the Licensed Technology, the Licensed Product or the SIBIA Data. This Section
9.1 shall survive the termination or expiration of this Agreement.

     9.2  PROSECUTION AND MAINTENANCE OF LICENSED PATENTS.

               9.2.1 PROSECUTION AND MAINTENANCE. SIBIA shall remain responsible for patent prosecution and maintenance of the Licensed Patents and shall bear all expenses associated therewith. In the event SIBIA elects not to prosecute any applications included in the Licensed Patents or to abandon any issued Licensed Patents in any country in the Territory, SIBIA shall notify MEIJI not less than two (2) months before any relevant deadline and MEIJI shall have the right to pursue, at its expense and in its sole discretion, prosecution of such applications or maintenance of such issued Licensed Patents. In such event, SIBIA shall promptly assign without any compensation by MEIJI its rights therein to MEIJI.

     9.3 INVENTIONS. Each party acknowledges and agrees that any and all inventions (the "Inventions") that are made or discovered pursuant to this Agreement solely by its employees or agents shall be owned solely by it (the "SIBIA Inventions" or the "MEIJI Inventions" as the case may be), and that all Inventions made jointly by employees or agents of each pursuant to this Agreement shall be jointly owned (the "Joint Inventions"), all as determined in accordance with U.S. laws of inventorship. MEIJI shall have the exclusive right without any payment to SIBIA to practice and use the Joint Inventions within the Territory, and shall have the right to file and control, at its expenses, any patent applications on the Joint Inventions in the Territory. SIBIA shall have the exclusive right, and MEIJI hereby grants to SIBIA without any payment to MEIJI such right, to practice and use the Joint Inventions outside the Territory, and shall have the right to file and control, at its expenses, any patent applications on such Joint Inventions outside the Territory. Each party shall bear the costs of prosecuting and maintaining any patents on its own Inventions.

     9.4 LICENSE TO MEIJI INVENTIONS. MEIJI agrees promptly to disclose to SIBIA in writing all MEIJI Inventions in sufficient detail to allow SIBIA to evaluate such Inventions. [*].

     9.5 THIRD PARTY PATENT INFRINGEMENT. In the event either SIBIA or MEIJI learns of any third party's patents which may cover the development, manufacture, use, distribution, marketing or sale of the Licensed Product in the Territory, and such claim arises out of MEIJI's practice, in the Licensed Field and in the Territory, of any Licensed Patents or Licensed Know-How licensed hereunder, such party will notify the other. The parties agree to confer in good faith regarding such potential infringement risk and to explore reasonable alternatives for avoiding such risk. If the parties cannot agree on the existence or extent of the risk, or on a

                                      18.

* CONFIDENTIAL TREATMENT REQUESTED
strategy to avoid the risk, and MEIJI believes in good faith that sale of the Licensed Product would create an unjustified risk of infringement liability, MEIJI may negotiate and enter into a license for such third party's patents, [*] Additionally, if a third party files a claim, suit or action against MEIJI claiming that any patent or other intellectual property right owned by it is infringed by the development, manufacture, use, marketing, distribution or sale of the Licensed Product, and such claim arises out of MEIJI's practice, in the Licensed Field and in the Territory, of any Licensed Patents or Licensed Know-How licensed hereunder, MEIJI will have the right to defend against or to settle any such claims. SIBIA will assist in the defense of any such claim as reasonably requested by MEIJI. MEIJI shall not settle any such suit, claim or action if such settlement would impose on SIBIA the obligation to pay any damages without the prior express written consent of SIBIA, which shall not be unreasonably withheld or delayed. [*].

     9.6 INFRINGEMENT OF LICENSED TECHNOLOGY. In the event MEIJI or SIBIA becomes aware of any actual or threatened infringement of any Licensed Patents or Licensed Know-How in the Territory, the party first having knowledge of such infringement shall promptly notify the other. SIBIA shall have the first right to bring, at its own expense, any infringement action against any person or entity infringing the Licensed Patents or Licensed Know-How directly or contributorily. MEIJI shall cooperate with SIBIA as reasonably requested, at SIBIA's expense. If MEIJI so desires, it may join such infringement action at its own expense. [*] In the event SIBIA is unable or unwilling to commence an action against the alleged infringer within one hundred twenty (120) days of the date of SIBIA's becoming aware of such infringement, MEIJI may, but shall not be required to, prosecute the alleged infringement or threatened infringement. In such event MEIJI shall act in its own name and at its own expense. If SIBIA so desires, it may join such action at a later date, at its own expense. [*]

                                      19.

* CONFIDENTIAL TREATMENT REQUESTED

[*].

                                   ARTICLE 10

                              TERM AND TERMINATION

     10.1 TERM. Except as otherwise provided herein, the term of this Agreement shall commence on the Effective Date and shall extend until fifteen (15) years from the date of the First Commercial Sale of the Licensed Product in the last country in the Territory in which the Government Approval is obtained for the Licensed Product to be sold, or until the expiration of the last to expire of the Licensed Patents utilized by the Licensed Product in the Territory, whichever is longer.

     10.2 TERMINATION BY MUTUAL AGREEMENT. The parties may at any time terminate this Agreement by written agreement executed by both SIBIA and MEIJI.

     10.3 TERMINATION FOR CAUSE. Either party may terminate this Agreement upon sixty (60) days written notice upon the occurrence of any of the following:

               (a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than dissolution or winding up for the purposes of reconstruction or amalgamation); or

               (b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the sixty (60) day period following written notice of termination by the other party.

     10.4 TERMINATION FOR NON-PAYMENT. Notwithstanding the foregoing, SIBIA may terminate this Agreement in the event MEIJI fails to make full payment of amounts due SIBIA within twenty (20) days after written notice from SIBIA to MEIJI. Any failure by SIBIA to terminate this Agreement for late payments shall not be deemed a waiver of its right to terminate this Agreement in the future for late payment by MEIJI.

     10.5 FAILURE OF MEIJI TO EXERCISE DILIGENCE.

               (a)  [*].

                                      20.

* CONFIDENTIAL TREATMENT REQUESTED

               (b)  [*]

In the event of changes in the Joint Study Plan, the Development Plan, regulatory requirements or other unforeseen circumstances which prevent MEIJI from meeting such diligence obligations, the parties agree to discuss such changed circumstances and appropriate mechanisms to address them.

     10.6 FAILURE OF LICENSED PRODUCT TO PERFORM. In the event the Licensed Product fails in the development for efficacy, safety or any other justifiable reasons, MEIJI may, at its election and in its sole discretion, terminate this Agreement upon sixty (60) days written notice to SIBIA.

     10.7 EFFECT OF TERMINATION.

                    (a) Upon termination of this Agreement by the parties pursuant to Section 10.2, by SIBIA pursuant to Sections 10.3, 10.4 or 10.5(a), or by MEIJI pursuant to Section 10.6 of this Agreement:

                         (i)  all rights and licenses granted to MEIJI with
respect to the Licensed Product under Section 3.1, and all sublicenses granted by MEIJI pursuant to Sections 3.1 and 3.2 with respect to the Licensed Product, shall terminate; and

                         (ii) SIBIA shall have the right to retain any sums
already paid by MEIJI hereunder, and MEIJI shall pay all sums accrued hereunder which are then due; and

                        (iii) MEIJI shall promptly assign to SIBIA all right, title and interest in and to any Regulatory Filings in the Territory pertaining to the Licensed Product and any MEIJI Data necessary to obtain the Government Approval of the Licensed Product in the Territory which has not been obtained as of the date of termination, and return to SIBIA, or at SIBIA's request destroy, all SIBIA Data and any other Confidential Information relating to the Licensed Product and any Licensed Product supplied for clinical development or commercial distribution.

     (b) In the event that a particular country shall be deleted from the Territory by SIBIA pursuant to Section 10.5(b):

                                      21.

* CONFIDENTIAL TREATMENT REQUESTED

                    (i) all rights and licenses granted to MEIJI in such country with respect to the Licensed Product under Section 3.1, and all sublicenses granted by MEIJI in such country pursuant to Sections 3.1 and 3.2 with respect to the Licensed Product shall terminate; and

                    (ii) SIBIA shall have the right to retain any sums already paid by MEIJI hereunder, and MEIJI shall pay all sums accrued hereunder which are then due in such country; and

                    (iii) MEIJI shall promptly assign to SIBIA all right, title and interest in and to any Regulatory Filings in such country pertaining to the Licensed Product.

               (c)  Upon termination of this Agreement by MEIJI pursuant to
Section 10.3(a) or (b) of this Agreement:

                    (i) all rights of SIBIA to use the MEIJI Data and any other Confidential Information disclosed by MEIJI hereunder shall terminate; and

                    (ii) SIBIA shall return to MEIJI, or at MEIJI's request destroy, all such MEIJI Data and Confidential Information.

               (d) Further, upon termination of this Agreement by MEIJI pursuant to Section 10.3(a) or (b) of this Agreement:

                    (i) MEIJI shall have an exclusive license [*] with the right to sublicense, under the Licensed Technology to make, have made, use and sell the Licensed Product in bulk form in the Territory, and to make, have made, use, market, distribute, offer for sale and sell the Licensed Product in finished form so manufactured from the Licensed Product in bulk form in the Licensed Field in the Territory; and

                    (ii) SIBIA shall provide MEIJI, free of charge, with all know-how and specifications for a viable commercial scale process for the manufacture of the bulk Licensed Product then available to SIBIA, in sufficient detail to permit MEIJI or its designee to manufacture the Licensed Product in bulk form in the Territory; and

                    (iii) [*]



                                      22.

* CONFIDENTIAL TREATMENT REQUESTED

               (e)  Upon termination of this Agreement by MEIJI pursuant to
Section 2.1.1 or by SIBIA pursuant to either Section 2.2.1 or Section 2.3.1, then all rights of the Parties granted herein shall terminate except the right of SIBIA to retain the specified amounts contemplated by those sections.

Subject to the limitations of other provisions in this Agreement including but not limited to Section 13.8, either party hereto is entitled to claim that any damage caused as a result of the breach of the other party hereunder be compensated by such party in breach.

     10.8 ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Termination of this Agreement shall not affect any accrued rights and remedies of either party. Additionally, the terms of Article 8 of this Agreement shall survive five (5) years after termination or expiration of this Agreement and Sections 4.8, 10.7, 13.8 and
13.11 and Articles 9 and 12 of this Agreement shall survive any termination or expiration of this Agreement.

     10.9 EFFECT OF NORMAL EXPIRATION. In case of normal expiration of MEIJI's purchase obligations as provided for in Section 5.2 in a particular country in the Territory, MEIJI, its Affiliates and sublicensees may thereafter continue to use, on a non-exclusive basis and without any further monetary obligation to SIBIA, the Licensed Know-How, the SIBIA Data and any other Confidential Information, licensed or granted the right to use by SIBIA hereunder, for the manufacture, use, marketing, sale or distribution of the Licensed Product in finished form in such country in the Territory. Notwithstanding the foregoing, the parties may mutually agree to extend the Supply Agreement under which SIBIA will supply Licensed Product in bulk form upon the normal expiration of this Agreement.

                                   ARTICLE 11

                         REPRESENTATIONS AND WARRANTIES

     11.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants:

          11.1.1 CORPORATE POWER. Such party is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

          11.1.2 DUE AUTHORIZATION. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

          11.1.3 BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                                      23.

                                   ARTICLE 12

                                 INDEMNIFICATION

     12.1 INDEMNIFICATION.

          12.1.1 SIBIA agrees to indemnify and defend MEIJI, its officers, directors, employees, consultants, agents, Affiliates and sublicensees from and against any and all third party claims, suits, actions, losses, damages, costs, fees and expenses, including reasonable legal costs and attorneys' fees, (the "Losses") with respect to death or injury to any person or damage to any property, resulting from the negligent or defective manufacture of the bulk Licensed Product by SIBIA, its Affiliates, agents or licensees, except to the extent such Losses result directly from the gross negligence or intentional wrongful act or omission of MEIJI, its Affiliates, agents or sublicensees.

          12.1.2 MEIJI agrees to indemnify and defend SIBIA, its officers, directors, employees, consultants, agents, Affiliates and licensees from and against any Losses resulting from any activity undertaken by MEIJI, its Affiliates, agents or sublicensees, with respect to the Licensed Product, except to the extent such Losses result from the gross negligence or intentional wrongful act or omission of SIBIA, its agents, Affiliates or licensees.

          12.1.3 In the event either party seeks indemnification under this Section, it shall inform the other party of the claim as soon as reasonably practicable after it receives notice of the claim, shall permit the other party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the other party) in the defense of the claim.

                                   ARTICLE 13

                                  MISCELLANEOUS

     13.1 ENTIRE AGREEMENT; AMENDMENTS. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, between the parties with respect to the subject matter hereof. None of the terms of this Agreement shall be amended or modified except in writing signed by the parties hereto.

     13.2 ASSIGNMENT. Neither party may assign any right or obligation hereunder without the prior written consent of the other party, except if such assignment arises under a transaction in which the assigning party is selling its entire business or a line of business to which this Agreement relates or that party is being acquired by or merging with a third party. This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and permitted assigns. Any attempted assignment in violation of this provision shall be void and of no effect.



                                      24.

     13.3 SEVERABILITY. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, or any government or other agency having jurisdiction over either SIBIA or MEIJI deems any Article or part thereof to be contrary to any anti-trust or competition laws then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the parties' original intent.

     13.4 WAIVERS. A waiver by either party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

     13.5 FURTHER DOCUMENTS. Each party hereto agrees to execute such further documents and take such further steps as the other party reasonably determines may be necessary or desirable to effectuate the purposes of this Agreement.

     13.6 COMPLIANCE WITH LAW. Each party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any applicable federal, state or other governmental authority.

     13.7 DISCLAIMER OF WARRANTIES. The parties understand that the activities to be undertaken pursuant to this Agreement will involve technologies and products that have not been approved by any regulatory authority and that neither party guarantees the safety or usefulness of the Licensed Product. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     13.8 LIMITATIONS OF LIABILITY. EXCEPT AS PROVIDED IN ARTICLE 12, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE ARISING OUT OF THIS AGREEMENT.

     13.9 FORCE MAJEURE. No party shall be in breach of this Agreement, or liable to the other party, for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent; provided that the party claiming excuse uses its commercially reasonable efforts to overcome the same.

                                      25.

     13.10 DISPUTE RESOLUTION. In the event a dispute arises between the parties relating to this Agreement, or any alleged breach or the grounds for the termination thereof (the "Dispute"), the aggrieved party shall notify the other party in writing of such Dispute, and the parties shall attempt to resolve such Dispute in good faith. If, within thirty (30) days of such written notice, the parties have not succeeded in resolving the Dispute, the matter shall be referred by the aggrieved party for review and resolution by the CEOs of SIBIA and MEIJI. The CEOs shall attempt in good faith to resolve the Dispute for a period of thirty (30) days. If no successful resolution of the Dispute has been mutually agreed to at the end of this period, either party shall be free to seek legal or equitable relief under Section 13.11 of this Agreement.

     13.11 GOVERNING LAW; ARBITRATION; JURISDICTION. This Agreement is deemed to have been entered into in the State of California, United States of America, and its interpretation, construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the State of California. Any Dispute failed to be resolved pursuant to Section 13.10 of this Agreement shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be held in Tokyo, Japan if the arbitration is requested by SIBIA and in San Diego, California if requested by MEIJI. Judgment upon the award rendered through arbitration may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award, an order of enforcement or such other legal remedy as may be available.

     13.12 OFFICIAL LANGUAGE. The official text of this Agreement and any appendices, exhibits and schedules hereto, or any notice given or accounts or statements required by this Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

     13.13 NOTICES. Any notice, consent or approval permitted or required under this Agreement shall be in writing sent by registered or certified airmail, postage pre-paid, or by overnight courier or by facsimile (confirmed by mail) and addressed as follows:

     If to SIBIA:        SIBIA NEUROSCIENCES, INC.

                         505 Coast Boulevard South, Suite

                         300 La Jolla, CA 92037-4641

     with a copy to:     COOLEY GODWARD LLP

                         Five Palo Alto Square, 4th Floor

                         Palo Alto, CA 94306

                         Attention: Jana Miller, Esq.

     If to MEIJI:        MEIJI SEIKA KAISHA, LTD.

                         4-16, Kyobashi, 2-chome

                         Chuo-ku, Tokyo 104, Japan

                                      26.

     with a copy to: MEIJI SEIKA KAISHA, LTD.
                     Solid Square, West Tower 4th Floor
                     580 Horikawa-cho, Saiwai-ku, Kawasaki 210, Japan
                     Attention: Director of Licensing and Business
                     Development

     All notices shall be deemed to be effective on the date of mailing. In case any party changes its address at which notices are to be received, written notice of such change shall be given as soon as practicable to the other party.

     13.14 HEADINGS. Headings in this Agreement are included for ease of reference only and shall have no legal effect.

     13.15 RELATIONSHIP OF THE PARTIES. Nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.

     13.16 PUBLICITY. Neither party shall issue any press release or other publicity materials, or make any presentation with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of the other party, which consent shall not be unreasonably withheld. The principles to be observed by the parties in public disclosures with respect to this Agreement shall be: accuracy, the requirements of confidentiality under
Article 8 and the normal business practice of the biotechnology and pharmaceutical industries for disclosures by companies comparable to SIBIA and MEIJI. This restriction shall not apply to disclosures required by law or regulation, including as may be required in connection with any filings made with the Securities and Exchange Commission or by the disclosure policies of a major Stock Exchange.

     13.17 EXPORT LAW COMPLIANCE. MEIJI understands and recognizes that the Licensed Product and other materials made available to it hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States government regulations related to the export of chemical compounds and medical devices. MEIJI agrees that it will not export or re-export outside the Territory, the Licensed Product without complying with all applicable regulations.

     13.18 FOREIGN CORRUPT PRACTICES ACT. SIBIA and MEIJI each agrees that it shall comply with the requirements of the U.S. Foreign Corrupt Practices Act (the "Act") and shall refrain from any payments to third parties which would cause SIBIA or MEIJI to violate the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.



SIBIA NEUROSCIENCES, INC.                        MEIJI SEIKA KAISHA, LTD.

                                      27.

     By: /s/ William T. Comer           By: /s/ L. Ogama
        -------------------------------    -------------------------------
             William T. Comer                   L. Ogama


                                      28.

                                   SCHEDULE 1

                                LICENSED PATENTS



     The Licensed Patents shall include:

     [*]                                        Date Filed
     ----------------------------------         ----------

     [*]                                        [*]


                                      29.

* CONFIDENTIAL TREATMENT REQUESTED

                                   SCHEDULE 2

                                    TERRITORY

     The Territory shall include:

     1)   Japan

     2)   Brunei

     3)   Burma

     4)   Cambodia

     5)   China

     6)   Indonesia

     7)   Malaysia

     8)   Laos

     9)   Korea

     10)  Singapore

     11)  Taiwan

     12)  Thailand

     13)  Vietnam


                                      30.

                                   SCHEDULE 3

                             DEVELOPMENT MILESTONES



     The Development Milestones shall be:



     Development Milestone                   Date to be Achieved
     ---------------------                   -------------------

     -

     -  To be established pursuant to
        Section 2.3.1.
     -

     -  [*]                             [*]










* CONFIDENTIAL TREATMENT REQUESTED